Exhibit 4.5

CERTIFICATE

State of Oregon
OFFICE OF THE SECRETARY OF STATE
Corporation Division

I, BILL BRADBURY, Secretary of State of Oregon, and Custodian of the Seal of said State, do hereby certify:

That the attached Document File for.-

WIFI WIRELESS, INC.

is a true copy of the original documents that have been filed with this office.

In Testimony Whereof I have hereunto set my hand and affixed hereto the Seal of the State of Oregon.

BILL BRADBURY, Secretary of State

By	s/Marilyn R. Smith
Marilyn R. Smith

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